UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

LIVEPERSON, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

As previously reported, LivePerson, Inc. (the “Company”) will hold a Special Meeting of Stockholders (the “Meeting”) on August 20, 2026, at 10:00 a.m. (Eastern Time), which will be held via a live audio webcast at www.virtualshareholdermeeting.com/LPSN2026SM. The Meeting was originally announced in the Company’s Proxy Statement/Prospectus filed with the Securities and Exchange Commission (the “SEC”) on July 9, 2026.

The Company is filing this Report to provide an update to its stockholders holding shares of the Company traded on the Tel Aviv Stock Exchange (the “TASE Shares”) regarding additional voting procedures available to them.

IMPORTANT UPDATE REGARDING VOTING PROCEDURES FOR TASE SHARES

Stockholders who hold TASE Shares and intend to vote their shares may do so by delivering a completed, signed, and dated proxy card along with an ownership certificate confirming their ownership of TASE Shares on the Record Date (July 6, 2026) to the offices of the Company’s Israeli counsel, Arnon, Tadmor-Levy, c/o Moshe Pasker, Azrieli Center (Square Tower), Tel Aviv, Israel, 6702101 (e-mail: MosheP@ArnonTL.com), no later than 7:00 p.m. (Israel time) on August 19, 2026.

Alternatively, a stockholder who holds TASE Shares through members of the TASE may vote electronically via the electronic voting system of the Israeli Securities Authority (the “Electronic Voting System”), after receiving a personal identifying number, an access code and additional information regarding the Meeting from the TASE member through which he/she holds the Company’s TASE Shares and after carrying out a secured identification process, up to six (6) hours before the time set for the Meeting.

The Electronic Voting System is available at the following link: https://votes.isa.gov.il.

If applicable, a stockholder may request instructions about such electronic voting from the TASE member through which he/she holds the Company’s TASE Shares.

For the avoidance of doubt, if a stockholder voted by proxy card and subsequently votes again via the Electronic Voting System, the later-dated vote shall prevail, provided that such later vote is submitted no later than the voting deadline specified above.

Except as updated above, the procedures and requirements for voting as set forth in the Proxy Statement/Prospectus remain unchanged.